INVESTORS REAL ESTATE TRUST
Third Restated Trustees' Regulations (Bylaws)
(Adopted May 16, 2007, amended June 26, 2013)

ARTICLE I - OFFICE AND RECORDS
Section 1.  The principal office of Investors Real Estate Trust (the "Trust") shall be in Minot, North Dakota. The Trust may also have offices at such other places as the Board of Trustees (the "Board") may from time to time designate.
Section 2.  The original or a certified copy of these Bylaws, including all amendments, shall be kept at the principal office of the Trust and be available during usual business hours for inspection and copying.
Section 3. The Trust shall keep correct and complete books and records of accounts of its transactions, and minutes and other records of the proceedings or other actions of the Board and of any committees of the Board.
Section 4.  The Trust shall maintain at its principal office (or at such other office or agency of the Trust as may be specified by the Board) a Share Ledger containing the names and addresses of all Shareholders and the number of Shares held by each Shareholder.

ARTICLE II - TRUSTEES
Section 1.  The number of Trustees shall not be less than 5, nor more than 15, as from time to time determined by the Board.
Section 2.  The Board shall elect one of the Trustees as Chairman of the Board, who shall act as chairman at all meetings of the Board, shall have the power to appoint committees of the Board, and may perform administrative acts on behalf of the Board except to the extent that the Declaration of Trust or these Bylaws specifically require such acts to be performed by a majority of the Board.
The Board may elect one or more Trustees as a Vice Chairman of the Board. The First Vice Chairman shall exercise the power and duties of the Chairman in his absence or, in the case of a vacancy in that office, until a new Chairman shall be elected.
Section 3.  The Board shall elect a Secretary, who need not be a Trustee, who shall keep minutes and have the usual responsibilities of a secretary.

Section 4.  Regular meetings of the Board shall be held at such times as the Board determines, but not less frequently than each quarter.

Section 5.  Special meetings of the Board shall be held whenever called by the Chairman, or by any 3 other Trustees, at such time and place as may be designated in the notice of the meeting.
Section 6.  At least 3 days' written notice shall be given of the time and place of any regular or special meeting of the Board.  If the notice is sent by mail or fax or electronic mail, it shall be deemed to have been given when deposited in the mail or transmitted by fax or by electronic mail directed to an address, telephone number or electronic mail address, as the case may be, which the Trustee has designated for the receipt of such notice. Notice of an adjourned meeting need not be given if the time and place of the adjourned meeting are announced at the meeting at which such adjournment action is taken.
Section 7. A majority of the Trustees in office shall constitute a quorum for the transaction of business. The acts of a majority of the Trustees present at a meeting at which a quorum is present shall be the acts of the Board.  The Trustees may, in lieu of a meeting, take any action which would be lawful if done at a meeting by having a certificate describing such action signed by all of the Trustees in office and depositing such certificate in the minute book of the Trust.
Section 8. Trustees must be individuals at least 21 years of age and less than 74 years of age upon the date of the annual shareholder meeting at which such individual is elected as a Trustee.

ARTICLE III - SHAREHOLDERS
Section 1.  Meetings of the Shareholders shall be held at such place in Minot or elsewhere as may be fixed by the Board.
Section 2.  An annual meeting of Shareholders for the election of Trustees shall be held within six months of the end of the Trust's fiscal year, at such time and place as the Board shall from time to time fix.
Section 3.  Written notice setting forth the time, place, and purpose of each annual meeting shall be given to each Shareholder of record at least 15 days prior to the date fixed for the meeting.  Notice sent by mail shall be deemed given when it is deposited in the mail addressed to the Shareholder at the address appearing on the records of the Trust.  Notice of an adjourned meeting need not be given if the time and place of the adjourned meeting is announced at the meeting at which the adjournment action is taken.
Section 4.  The Chairman, or such other person as may be designated by the Board, shall preside and the Secretary shall take the minutes at every meeting of the Shareholders.  In the absence of the Secretary, the Trustees shall appoint one of their number, or such other person as they may select, to act as Secretary of the meeting.

Section 5.  Thirty-three and one-third percent (33 1/3%) of the outstanding Shares entitled to vote at any meeting represented in person or by proxy shall constitute a quorum at such meeting.

Section 6.  Proxies shall be executed in writing and filed with such officer or office of the Trust as may be designated in the notice of the meeting.  No revocation of a proxy, whether by voluntary action, death, or incapacity of the Shareholder granting it or otherwise, shall be effective until notice thereof has been received by the Trust.
Section 7.  The Board may appoint one or more judges of election, who need not be Shareholders, to act at meetings of Shareholders.  If a judge of election fails to appear or refuses to act at a meeting, the Chairman or other person designated to preside at the meeting of the Shareholders shall appoint a substitute judge of election. The judge of election shall determine the number of Shares in the Trust as of the applicable record date, the number of Shares represented at the meeting, the existence of a quorum, and all questions relating to voting, and shall count the votes and shall determine the results of any voting.
Section 8. For any lawful purpose, including but without being limited thereto, the determination of the Shareholders who are entitled to (a) receive notice of and vote at a meeting of the Shareholders; (b) receive payment of a distribution; and (c) participate in the execution of written approvals, the Board may fix a record date which shall not be earlier than the date on which the record date is fixed, and shall not be more than 90 days preceding the meeting, payment, final date of written approvals or waivers, or other event to which the record date relates. If no record date is fixed, the record date for determining the Shareholders who are entitled to receive notice of or to vote at a meeting of the Shareholders shall be the close of business on the twentieth day prior to the date of the meeting.

ARTICLE IV - OFFICERS
Section 1.  The Board shall appoint and designate the following officers (hereinafter sometimes defined as "Executive Officers"):  Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, one or more Executive Vice Presidents and Senior Vice Presidents, and a Secretary.  The Board may also appoint and designate such other officers, assistant officers, and agents, as necessary, in such manner as may be prescribed by the Board.
Section 2.  All officers and agents of the Trust, as between themselves and the Trust, have such authority and must perform such duties in the management of the Trust as may be provided in the Bylaws, or as may be determined by resolution of the Board not inconsistent with the Bylaws.

Section 3.  Any number of offices or functions of those offices may be held or exercised by the same person.  If a document must be signed by persons holding different offices or functions and a person holds or exercises more than one of those offices or functions, that person may sign the documents in more than one capacity, but only if the document indicates each capacity in which the person signs.

Section 4. The appointment of a person as an officer or agent does not, of itself, create contract rights. However, the Trust may enter into a contract with an officer or agent. The resignation or removal of an officer or agent is without prejudice to any contractual rights or obligations.
Section 5. An officer may resign at any time by giving written notice to the Trust. The resignation is effective without acceptance when the notice is given to the Trust, unless a later effective date is specified in the notice.
An officer may be removed at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the entire Board.
A vacancy in an office because of death, resignation, removal, disqualification, or other cause may be filled in any manner by the Board.
Section 6. Unless prohibited by a resolution approved by the affirmative vote of a majority of the entire Board, an officer appointed by the Board may, without the approval of the Board, delegate some or all of the duties and powers of an office to other persons. An officer who delegates the duties or powers of an office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated.
Section 7.  Unless prohibited by a resolution of the Board, any Executive Officer may execute any contracts, leases, or other documents requiring execution by the Trust.
Section 8.  The Secretary shall keep the minutes of all meetings of the Board and the Shareholders in appropriate minute books and shall give all notices on behalf of the Trust including notice of the meetings of the Board and the Shareholders and shall perform all of the customary duties of a secretary.

ARTICLE V – COMMITTEES

Section 1. Executive Committee. The Board may annually elect an Executive Committee consisting of at least 3 Trustees. The Executive Committee shall have the authority and duties prescribed in these Bylaws and such other authority and duties as may be prescribed by the Board.  The Board may also appoint other agents for the performance of the business of the Trust, and each shall have such authority and duties as the Board prescribes.  The Executive Committee may act on behalf of the Board.
Section 2. Audit Committee. At least annually, the Board shall elect an Audit Committee consisting of at least 3 Trustees; provided, however, that all members of the Audit Committee shall be Independent Trustees.  The Audit Committee shall perform all duties as set forth in the written audit committee charter as amended by the Board from time to time, and such other duties and tasks as the Board may prescribe.

Section 3. Nominating and Governance Committee. At least annually, the Board shall elect a Nominating and Governance Committee consisting of at least 3 Trustees; provided, however, that all members of the Nominating and Governance Committee shall be Independent Trustees. The Nominating and Governance Committee shall nominate, or recommend for nomination by the Board, the persons that will stand for election as Trustees at the Trust's next annual meeting.  The Nominating and Governance Committee shall consider candidates for nominations from Shareholders, provided such suggested nominations are received by the Chairman and the Secretary in writing on or before the first day of June of each year.
Section 4. Compensation Committee. At least annually, the Board shall elect a Compensation Committee consisting of at least 3 Trustees; provided, however, that all members of the Compensation Committee shall be Independent Trustees. The compensation of the Chief Executive Officer and the other Executive Officers shall be recommended by the Compensation Committee for approval by a majority of the Independent Trustees. The Chief Executive Officer shall determine the compensation of the other officers, agents, and representatives of the Trust and of IRET Properties, a North Dakota Limited Partnership.

ARTICLE VI - SHARES
Section 1.  The interests of Shareholders in the Trust shall be divided into Shares of Beneficial Interest ("Shares"), which may be certificated or uncertificated. Any certificate representing Shares shall state (a) that it represents units of Beneficial Interest in the Trust; (b) the name of the registered owner of the units of Beneficial Interest represented thereby; and (c) the number of Shares or units of Beneficial Interest which the certificate represents. The interest of a Shareholder in the Trust also may be evidenced by registration in the holder's name in uncertificated, book-entry form on the books of the Trust in accordance with a direct registration system approved by the Securities and Exchange Commission and by NASDAQ (or its successor) or any securities exchange or automated quotation system on which the Trust's Shares may from time to time be quoted or listed.

Section 2.  Each Share certificate shall be signed by a duly authorized agent of the Trust provided, however, that such signature may be a facsimile signature on any certificate which contains the manual signature of a person authorized to sign on behalf of a transfer agent acting for the Trust.

Section 3.  Shares may be transferred only by the registered owner of the Shares as reflected on the Share Ledger of the Trust, or by an attorney duly authorized in writing by the registered owner. If such Shares are issued in certificated form, then those Shares may be transferred only upon surrender of the Share certificate properly endorsed, which certificate shall be canceled at the time of transfer, and the Trust shall issue a new certificate or evidence of the issuance of uncertificated Shares to the Shareholder entitled thereto, and shall record the transaction upon the books of the Trust.  If the Shares are issued in uncertificated form, then upon the receipt of proper transfer instructions from the registered owner of the Shares or an attorney duly authorized in writing by the registered owner, such uncertificated Shares shall be canceled, and the issuance of new equivalent uncertificated Shares or certificated Shares shall be made to the Shareholder entitled thereto and the transaction shall be recorded upon the books of the Trust. The Board may prescribe the requirements for any transfer of Shares otherwise than by an assignment validly executed by the registered owner or his attorney duly authorized as herein provided.
Section 4.  The Board may establish transfer offices each in the charge of a transfer agent appointed by the Board, where the Shares of the Trust shall be transferable, and a registry office in the charge of a registrar appointed by the Board where the Shares shall be registered.  If a transfer agent shall be appointed, no certificate for a Share will be valid unless countersigned by such transfer agent.
Section 5.  The holder of any Share certificate shall immediately notify the Trust or its transfer agent of any mutilation, loss, or destruction thereof, whereupon the Trust may issue (i) a new certificate or certificates or (ii) uncertificated Shares in place of any certificate or certificates previously issued by the Trust and alleged to have been mutilated, lost or destroyed, upon surrender of the mutilated certificate, or in the case of loss or destruction of a certificate, upon satisfactory proof of such loss or destruction of certificate and the deposit of indemnity by way of a bond or otherwise in such form and amount and with such surety as the Board may require, to indemnify the Trust against loss or liability by reason of the issuance of such new certificate or certificates or uncertificated Shares.

Section 6.  The Share certificates issued hereunder shall contain any Legend required by the Declaration of Trust and shall be in such form as the Board prescribes.

ARTICLE VII - POLICIES
Section 1. Definitions. Terms not otherwise defined in the Declaration of Trust shall have the following definitions:
A. ACQUISITION EXPENSES: Expenses including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance, and miscellaneous expenses related to selection and acquisition of properties, whether or not acquired.
B. ACQUISITION FEE: The total of all fees and commissions paid by any party to any party in connection with making or investing in mortgage loans or the purchase, development or construction of property by the Trust. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, development fee, construction fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated. Excluded shall be development fees and construction fees paid to persons not affiliated with the Trust in connection with the actual development and construction of a project.
C. AVERAGE INVESTED ASSETS: For any period the average of the aggregate book value of the assets of the Trust invested, directly or indirectly, in equity interests in and loans secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves computed by taking the average of such values at the end of each month during such period.
D. NET ASSETS: The total assets at cost before deducting depreciation or other non-cash reserves less total liabilities, calculated at least quarterly on a basis consistently applied.
E. NET INCOME: For any period total revenues applicable to such period, less the expenses applicable to such period other than additions to reserves for depreciation or bad debts or other similar non-cash reserves.
F. ORGANIZATION AND OFFERING EXPENSES: All expenses incurred by and to be paid from the assets of the Trust in connection with and in preparing the Trust for registration and subsequently offering and distributing it to the public, including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters' attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, Trustees, escrow holders, depositories, experts, expenses of qualification of the sale of the securities under Federal and State laws, including taxes and fees, accountants' and attorneys' fees.

G. TOTAL OPERATING EXPENSES: Aggregate expenses of every character paid or incurred by the Trust as determined under Generally Accepted Accounting Principles, but excluding:  (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and such other expenses, and tax incurred in connection with the issuance, distribution, transfer, registration, and stock exchange listing of the Trust's Shares; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) incentive fees; and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on resale of property and other expenses connected with the acquisition, disposition, and ownership of real estate interests, mortgage loans, or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property.

Section 2. Investment Policies.
A. The primary investment objectives of the Trust are to obtain current income and capital appreciation for the Shareholders.
B. The Independent Trustees shall review the investment policies of the Trust with sufficient frequency and at least annually to determine that the policies being followed by the Trust at any time are in the best interests of its Shareholders. Each such determination and the basis therefore shall be set forth in the minutes of the Board.
C. The Trust shall not invest in equity securities unless a majority of the Board (including a majority of Independent Trustees) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable.
D. The Trust shall not invest more than 10% of its total assets in unimproved real property or mortgage loans on unimproved real property.  For purposes of this subsection, "unimproved real property" shall mean real property that has the following three characteristics:  (i) an equity interest in real property which was not acquired for the purpose of producing rental or other operating income; (ii) has no development or construction in process on such land; and (iii) no development or construction on such land is planned in good faith to commence on such land within 1 year.

E. The Trust shall not invest in commodities or commodity future contracts. Such limitation is not intended to apply to future contracts, when used solely for hedging purposed in connection with the Trust's ordinary business of investing in real estate assets and mortgages.

F. The Trust shall not invest in or make mortgage loans unless an appraisal is obtained concerning the underlying property, except for those loans insured or guaranteed by a government or government agency. In cases in which a majority of the Independent Trustees so determine, and in all cases in which the transaction is with a Trustee or Affiliate, such an appraisal must be obtained from an independent expert concerning the underlying property. This appraisal shall be maintained in the Trust's records for at least 5 years, and shall be available for inspection and duplication by any Shareholder. In addition to the appraisal, a mortgagee's or owner's title insurance policy or commitment as to the priority of the mortgage or the condition of the title must be obtained. Further, the Board shall observe the following policies in connection with investing in or making mortgage loans:
i. The Trust shall not invest in real estate contracts of sale, otherwise known as land sale contracts, unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.
ii. The Trust shall not make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including the loans of the Trust, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this subsection, the "aggregate amount of all mortgage loans outstanding on the property, including the loans of the Trust," shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.
iii. The Trust shall not make or invest in any mortgage loans that are subordinate to any mortgage or equity interest of a Trustee or Affiliate.
iv. The policies outlined in (i) through (iii) above may be exceeded or avoided for a particular transaction provided a commercially reasonable justification exists and is approved by a majority of the Board (including a majority of the Independent Trustees) not otherwise interested in the transaction.

Section 3. Borrowing Limitations.  The aggregate borrowings of the Trust, secured and unsecured, shall be reasonable in relation to the Net Assets of the Trust, and shall be reviewed by the Board at least quarterly. The maximum amount of such borrowings in relation to the Net Assets shall, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, not exceed 300%. Any excess in borrowing over such 300% level shall be approved by a majority of the Independent Trustees and disclosed to Shareholders in the next quarterly report of the Trust, along with justification for such excess.

Section 4. Policies for Fees, Compensation and Expenses.
A. The Independent Trustees will determine, from time to time but at least annually, that the total fees and expenses of the Trust are reasonable in light of the investment performance of the Trust, its Net Assets, its Net Income, and the fees and expenses of other comparable unaffiliated real estate investment trusts. Each such determination shall be reflected in the minutes of the meeting of the Board.
B. The total of Acquisition Fees and Acquisition Expenses shall be reasonable, and shall not exceed an amount equal to 7% of the contract price of the property, or in the case of a mortgage loan, 7% of the funds advanced.
C. Notwithstanding the above, a majority of the Board (including a majority of the Independent Trustees) not otherwise interested in the transaction may approve fees, compensation and expenses in excess of the limits imposed by this Section 4 if they determine the transaction to be commercially competitive, fair and reasonable to the Trust.
D. The Total Operating Expenses of the Trust shall (in the absence of a satisfactory showing to the contrary) be deemed to be excessive if they exceed in any fiscal year the greater of 2% of its Average Invested Assets or 25% of its net income for such year. The Independent Trustees shall have the fiduciary responsibility of limiting such expenses to amounts that do not exceed such limitations unless such Independent Trustees shall have made a finding that, based on such unusual and non-recurring factors which they deem sufficient, a higher level of expenses is justified for such year. Any such finding and the reasons in support thereof shall be reflected in the minutes of the meeting of the Board.
E. Within 60 days after the end of any fiscal quarter of the Trust for which total operating expenses (for the 12 months then ended) exceeded 2% of average invested assets or 25% of net income, whichever is greater, there shall be sent to the Shareholders of the Trust a written disclosure of such fact, together with an explanation of the factors the Independent Trustees considered in arriving at the conclusion that such higher operating expenses were justified.

Section 5. Policies for Shares and Securities.

A. The Trust shall not issue options or warrants to purchase its Shares to the Trustees or any Affiliate, except on the same terms as such options or warrants are sold to the general public.  The Trust may issue options or warrants to persons not so connected with the Trust but not at exercise prices less than the fair market value of such securities on the date of grant and for consideration (which may include services) that in the judgment of the Independent Trustees has a market value less than the value of such option on the date of grant. Options or warrants issuable to the Trustees or any Affiliate shall not exceed an amount equal to 10% of the outstanding Shares of the Trust on the date of grant of any options or warrants.
B. Unless approved by a majority of the Independent Trustees, the Trust shall not issue its Shares on a deferred payment basis or other similar arrangement.
C. Unless approved by a majority of the Independent Trustees, the Trust shall not issue equity securities that are redeemable by the owner of the equity security.
D. The Trust shall not issue debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt.

ARTICLE VIII - MISCELLANEOUS
 Section 1.  The fiscal year of the Trust shall begin on May 1 of each year and shall end on April 30th of each year.
Section 2.  No Trustee, representative, or agent of the Trust shall have power or authority to borrow money on the Trust's behalf, to pledge its credit or to buy, sell, or mortgage its real property or securities except within the scope and to the extent of authority expressly delegated by resolution of the Board. Authority given by the Board for any of the above purposes may be general in scope or limited to specific instances.
Section 3.  The Board may, by resolution, designate the representative or representatives of the Trust who shall be authorized to act as signatory or signatories on the Trust's bank accounts and shall designate the number of signatures required. Any such signatory may, but need not, be a Trustee.

Section 4.  Whenever any written notice is required to be given to the Trustees or the Shareholders, a waiver thereof in writing signed by a person entitled to such notice, shall be deemed equivalent to the giving of such notice. Attendance of a person either in person or by proxy at a meeting shall constitute a waiver of notice of the meeting unless such person attends such meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.

Section 5.  All capitalized terms not otherwise defined in these Bylaws shall have the meanings ascribed to them in the Declaration of Trust.
Section 6.  In the event that any provision in these regulations shall be construed to be inconsistent with the provision of the Declaration of Trust, the provisions of the Declaration of Trust shall control.

ARTICLE IX - AMENDMENTS
These Bylaws may be amended at any regular or special meeting of the Board if notice of the proposed amendment is contained in the notice of meeting. Amendments to these Bylaws may be made by the Board with or without a meeting, by written instrument signed by all of the Trustees and lodged among the records of the Trust.